EXHIBIT 10-43

2016 Cash Retention Award for Sharon Rowlands

EXHIBIT D
CASH AWARD AGREEMENT

The Executive Compensation Committee of the Gannett Co., Inc. Board of Directors has approved a Cash Award (referred to herein as “Cash Award”) to you under the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of _______ __, 2016, constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned. Please keep the enclosed Terms and Conditions for future reference.

Employee:    Location:

Grant Date:    __/__/16
Cash Award Commencement Date:    __/__/16

Cash Award Expiration Date:    __/__/19

Cash Award Vesting Schedule:	25% of the Cash Award shall vest on __/__/17*
25% of the Cash Award shall vest on __/__/18*
50% of the Cash Award shall vest on __/__/19*

Payment Date:	25% of the Cash Award shall be paid on __/__/17*
25% of the Cash Award shall be paid on __/__/18*
50% of the Cash Award shall be paid on __/__/19*

* Provided the Employee is continuously employed until such dates and has not terminated employment on or before such dates. Such dates are hereinafter referred to as the “Vesting Date” or “Payment Date” for the portion of the Cash Award that is scheduled to vest or be paid on such dates.

Amount of Cash Award:

Gannett Co., Inc.

By: __________________________

98649

David Harmon
Chief People Officer

Employee Agreement and Acknowledgement

By accepting this Award Agreement, I agree to be bound by this Award Agreement and the attached “Terms and Conditions”. In particular, I acknowledge and I agree to the vesting terms set forth in this Award Agreement and the attached “Terms and Conditions”, which vesting terms shall supersede the terms of any other agreement or plan. I also acknowledge and agree that my right to this Award Agreement is subject to my agreeing to and executing that certain Amendment dated _________ to my Employment Letter dated March 31, 2014.

By: __________________________
[Employee]

Dated: ________________________

98649    2

98649

CASH AWARD
TERMS AND CONDITIONS
Under the
Gannett Co., Inc.
2015 Omnibus Incentive Compensation Plan

These Terms and Conditions, dated ______ __, 2016, govern the grant of a Cash Award (referred to herein as a “Cash Award”) to the employee (the “Employee”) designated in the Award Agreement dated coincident with these Terms and Conditions. The Cash Award is granted under, and is subject to, the Gannett Co., Inc. (the “Company”) 2015 Omnibus Incentive Compensation Plan (the "Plan"). Terms used herein that are defined in the Plan shall have the meaning ascribed to them in the Plan. If there is any inconsistency between these Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms herein.
1.    Grant of Cash Award. Pursuant to the provisions of (i) the Plan, (ii) the individual Award Agreement governing the grant, and (iii) these Terms and Conditions, the Company has granted to the Employee a Cash Award set forth on the applicable Award Agreement. The Cash Award shall entitle the Employee to receive from the Company a cash payment – to the extent such Cash Award has vested - upon the earliest of the Employee’s termination of employment, a Change in Control (but only to the extent provided in Section 14) or the Payment Date, as defined below. The Employee shall not be entitled to receive any Cash Award to the extent that the Cash Award has not vested, and the Employee shall have no further rights with regard to a Cash Award to the extent that it has been paid.
2.    Payment Date. The Payment Date shall be the dates specified in the Award Agreement with respect to the amount of the Cash Award that vests on such date under the schedule set forth in the Award Agreement.

3.    Vesting Schedule. Subject to the special vesting rules set forth in Sections 7 and 14, the Cash Award shall vest in accordance with the Vesting Schedule specified in the Award Agreement to the extent that the Employee is continuously employed by the Company or its Subsidiaries until the Vesting Dates specified in the Vesting Schedule and has not terminated employment on or before such dates. An Employee will not be treated as remaining in continuous employment if the Employee’s employer ceases to be a Subsidiary of the Company.
4.    No Interest or Earnings. No interest or earnings shall be paid to the Employee with regard to the Cash Award.
5.    Payment of Cash Award. The Company shall pay to the Employee an amount equal to the vested portion of the Cash Award as soon as administratively practicable (but always by the 30th day) after the earliest of the Employee’s termination of employment, a Change in Control (but only to the extent provided in Section 14) or the Payment Date; provided that the amount of the Cash Award shall be reduced by the value of all taxes which the Company is required by law to withhold by reason of such delivery. The Employee shall not be entitled to receive any portion of the Cash Award that has not vested, and the Employee shall have no further rights to the portion of the Cash Award that has been paid to the Employee.
6.    Cancellation of Cash Award.
(a)    Termination of Employment. The portion of the Employee’s Cash Award that has not vested as of the date of the Employee’s termination of employment shall automatically be cancelled upon the Employee’s termination of employment. The unvested portion of the Cash Award shall also be cancelled in connection with an event that results in the Employee’s employer ceasing to be a Subsidiary of the Company.

(b)    Forfeiture of Cash Award. A Cash Award granted under this Award Agreement is subject to the Company’s Clawback Policy, dated as of December 9, 2015, which may be amended from time-to-time with retroactive effect. In addition, the Company may assert any other remedies that may be available to the Company under applicable law.
7.    Special Vesting Rules: Death, Disability, Retirement, Involuntary Termination Without Cause, Material Change in the Employee’s Responsibility.
(a)    Retirement. In lieu of the Vesting Schedule set forth in the Award Agreement, in the event that the Employee’s employment terminates prior to the Cash Award Expiration Date by reason of a termination of employment after attaining age 65, or a termination of employment after both attaining age 55 and completing at least 5 years of service, the Employee shall become vested in an amount of the then-unvested Cash Award equal to the product of (i) the incremental amount of the Cash Award that the Employee would have become vested in if the employee had continued employment to the next Cash Award Vesting Date set forth in the Award Agreement, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the most recent prior Cash Award Vesting Date (or the Cash Award Commencement Date if no Cash Award Vesting Date has been reached as of the date of termination) and the date that the Employee’s employment terminated, and the denominator of which shall be twelve.
(b)    Death, Disability, Involuntary Termination Without Cause, or a Material Change in the Employee’s Responsibility. In lieu of the Vesting Schedule set forth in the Award Agreement, in the event of: (i) a “Material Change in the Employee’s Responsibilities”; (ii) the Employee’s employment terminates prior to the Stock Unit Expiration Date by reason of death, or permanent disability (as determined under the Company’s Long Term Disability Plan); or (iii) the Company or an affiliate involuntarily terminates the Employee’s employment without “Cause”, the Employee

(or in the case of the Employee's death, the Employee's estate or designated beneficiary) shall become fully vested in all of the Employee’s unvested Cash Award.
For purposes of this Section 7(b), a “Material Change in the Employee’s Responsibilities” shall mean a diminution of the Employee’s reporting relationship or responsibilities where:

•	the Employee is required to report to a person below the Company’s Chief Executive Officer; or

•	the Employee ceases to be directly or indirectly responsible for the Product and Sales teams of ReachLocal, Inc. or the successor to such business.
To invoke a Material Change in the Employee’s Responsibilities” as a vesting event, the Employee must notify the Company of the material change within 90 days of the change and provide the Company 30 days to correct the change.
For purposes of this Section 7(b), “Cause” shall mean:

•	embezzlement, fraud, misappropriation of funds, breach of fiduciary duty or other act of material dishonesty committed by the Employee or at his or her direction;

•
failure by the Employee to perform adequately the duties of his or her position, as a result of neglect or refusal, that he or she does not remedy within thirty (30) days after receipt of written notice from the Company;

•	the Employee’s violation of the Company’s employment policies;

•	the Employee’s conviction of, or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or

•	the Employee is found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law.
The Committee shall have full and sole discretionary authority to determine whether a termination is for “Cause”, and its decision shall be final and binding on all parties.
8.    Non-Assignability. The Cash Award may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Cash Award be made subject to execution, attachment or similar process.

9.    Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Cash Award.
10.    Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of a Cash Award is a one-time benefit which does not create any contractual or other right to receive future grants of Cash Awards, or benefits in lieu of a Cash Award; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Cash Award shall be granted, the amount of the Cash Award, the Payment Dates and the Vesting Dates, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan shall not create a right to further employment with the Employee’s employer and shall not interfere with the ability of the Employee’s employer to terminate the Employee’s employment relationship at any time with or without cause; (d) the Employee’s participation in the Plan is voluntary; and (e) the Cash Award is not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments.
11.    Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Executive Compensation Committee of the Company (the "Committee") in its sole discretion to adjust awards and to make interpretations and other determinations with respect to all matters relating to the applicable Award Agreements, these Terms and Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to the grant of a Cash Award made to the Employee on the date hereof and shall not apply to any future grant of a Cash Award made to the Employee.

12.    Notices. Notices hereunder shall be in writing and, if to the Company, shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and, if to the Employee, shall be addressed to the Employee at his or her address as it appears on the Company's records.
13.    Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 7 hereof, to the estate or designated beneficiary of the Employee.
14.    Change in Control Provisions.
Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the Cash Award granted under the attached Award Agreement.

(a)    Definitions.
As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:

(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the

Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 14(a)(iii)(A), 14(a)(iii)(B) and 14(a)(iii)(C);
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)    Acceleration Provisions. (i) In the event of the occurrence of a Change in Control in which the Cash Award is not continued or assumed, the portion of the Cash Award that has not been cancelled or paid out shall become fully vested.
(A) In the event of the occurrence of a Change in Control in which the Cash Award is not continued or assumed and such Cash Award is not treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”), as soon as administratively practicable on or following the effective date of the Change in Control (but in no event later than 30 days after such event), the Cash Award shall be paid out to the Employee.
(B) In the event of the occurrence of a Change in Control in which the Cash Award is not continued or assumed and such vested Cash Award is treated as deferred compensation under Section 409A, the vested Cash Award shall be paid out to the Employee as soon as administratively practicable on or following the effective date of the Change in Control (but in no event later than 30 days after such event); provided that the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A, and such payout will not result in additional taxes under Section 409A. Otherwise, the vested Cash Award shall be paid out as soon as administratively practicable after the earlier of the Employee’s termination of employment or the applicable Payment Date for such Cash Award (but in no event later than 30 days after such events).
(ii)    In the event of the occurrence of a Change in Control in which the Cash Award is continued or assumed, the Cash Award shall not vest upon the Change in Control, provided that the portion of the Cash Award that is not subsequently vested and paid under the other provisions of this Award shall become fully vested in the event that the Employee has a “qualifying termination of employment” within two years following the date of the Change in Control. In the event of the occurrence of a Change in Control in which the Cash Award is continued or assumed, the portion of the vested Cash Award shall be paid out soon as administratively practicable after the earlier of the Employee’s termination of employment or the applicable Payment Date for such Cash Award (but in no event later than 30 days after such events).

A “qualifying termination of employment” shall occur if the Company involuntarily terminates the Employee without “Cause” or the Employee voluntarily terminates for “Good Reason”. For this purpose, “Cause” shall mean:

•	any material misappropriation of funds or property of the Company or its affiliate by the Employee;

•
unreasonable and persistent neglect or refusal by the Employee to perform his or her duties which is demonstrably willful and deliberate on the Employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

•	conviction of the Employee of a securities law violation or a felony involving moral turpitude; or

•	the Employee being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law.
For this purpose, “Good Reason” means the occurrence after a Change in Control of any of the following circumstances without the Employee’s express written consent, unless such circumstances are fully corrected within 90 days of the Notice of Termination described below:

•	the material diminution of the Employee’s duties, authorities or responsibilities from those in effect immediately prior to the Change in Control;

•	a material reduction in the Employee’s base salary or target bonus opportunity as in effect on the date immediately prior to the Change in Control;

•
the relocation of the Employee’s office from the location at which the Employee is principally employed immediately prior to the date of the Change in Control to a location 35 or more miles farther from the Employee’s residence immediately prior to the Change in Control, and recognizing that the Employee shall be expected to travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change in Control; or

•	the failure by the Company or its affiliate to pay any material compensation or benefits due to the Employee.
Any termination by the Employee for Good Reason shall be communicated by a Notice of Termination that (x) indicates the specific termination provision in the Award Agreement relied upon, and (y) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Such notice must be provided to the Company within ninety (90) days after the event that created the “Good Reason”.
(iii)    If in connection with a Change in Control, the Cash Award is assumed (i.e., the Cash Award is equitably converted into, or substituted for, a right to receive cash from a successor entity or its affiliate), the Cash Award shall refer to the right to receive such cash. An assumption of this Cash Award must satisfy the following requirements:

•	The converted or substituted award must be a right to receive an amount of cash that is equal to the value of this Award as of the date of the Change in Control;

•	The vesting terms of any converted or substituted award must be substantially identical to the terms of this Award; and

•
The other terms and conditions of any converted or substituted award must be no less favorable to the Employee than the terms of this Award are as of the date of the Change in Control (including the provisions that would apply in the event of a subsequent Change in Control).

The determination of whether the conditions of this Section 14(b)(iii) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 14, whether or not initiated by the Employee. The Company agrees to pay such amounts within 10 days following the Company’s receipt of an invoice from the Employee, provided that the Employee shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
15.    Employment or Similar Agreements. The provisions of the Award Agreement and these Terms and Conditions shall supersede the terms of any employment, severance, change in control or similar agreement that contain provisions applying to cash awards in the case of any severance, termination of employment, change in control or similar event, and if there is any conflict between the terms of such employment, severance, change in control or similar agreement and the Award Agreement and these Terms and Conditions, the terms of the Award Agreement and these Terms and Conditions shall control.
16.    Grant Subject to Applicable Regulatory Approvals. Any grant of a Cash Award under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee’s country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Cash Award may be cancelled or rescinded as determined by the Company in its sole and absolute discretion.
17.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.
18.    Section 409A. This Award is intended to either be exempt from or comply with the requirements of Section 409A so that no taxes under Section 409A are triggered, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A). If any provision of these Terms and Conditions would otherwise conflict with or frustrate this intent, the provision shall not apply. Notwithstanding any provision in this Award Agreement to the contrary and solely to the extent required by Section 409A, if the Employee is a “specified employee” within the meaning of Code Section 409A and if payment is being made in connection with the Employee’s separation from service other than by reason of the Employee’s death, payment shall be delayed until six months and one day after the Employee’s separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Employee’s death). The Company shall not be responsible or liable for the consequences of any failure of the Award to avoid taxation under Section 409A.